                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                 Wellman, Inc.
                (Name of Registrant as Specified In Its Charter)

                                 Wellman, Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                                 WELLMAN, INC.

                          1040 BROAD STREET, SUITE 302
                          SHREWSBURY, NEW JERSEY 07702

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 20, 1997

To the Stockholders of
Wellman, Inc.

     Notice is hereby given that the Annual Meeting of the Stockholders of Wellman, Inc. (the "Corporation") will be held at the Oyster Point Hotel, 146 Bodman Place, Red Bank, New Jersey, on Tuesday, May 20, 1997 at 10:00 A.M., Eastern Daylight Time, for the following purposes:

          (1) To elect directors of the Corporation for the ensuing year, and until their successors are duly elected and qualified.

          (2) To ratify the adoption of the Wellman, Inc. 1997 Stock Option
     Plan.

          (3) To ratify the selection by the Board of Directors of Ernst & Young LLP as independent auditors to audit the Corporation's books and accounts for the fiscal year ending December 31, 1997.

          (4) To transact such other business as may properly come before the meeting or any adjournment thereof, including consideration of the stockholder proposal set forth in the accompanying proxy statement, if such proposal is presented at the meeting.

                                            By Order of the Board of Directors,

                                            DAVID K. DUFFELL
                                            Secretary

April 15, 1997
Mailed at New York, New York

     PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

                                 WELLMAN, INC.

                          1040 BROAD STREET, SUITE 302
                          SHREWSBURY, NEW JERSEY 07702

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 20, 1997

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of Wellman, Inc. (the "Corporation") to be held on May 20, 1997 and at any adjournment thereof, for the purposes set forth in the accompanying notice of such meeting. All stockholders of record of the Corporation's Common Stock at the close of business on March 31, 1997 will be entitled to vote. The stock transfer books will not be closed.

     Proxies in the form enclosed are solicited on behalf of the Board of Directors. Any stockholder giving a proxy in such form has the power to revoke it at any time before it is exercised by filing a later proxy with the Corporation, by attending the meeting and voting in person, or by notifying the Corporation of the revocation in writing to its President at 1040 Broad Street, Suite 302, Shrewsbury, New Jersey 07702. Any such proxy, if received in time for the voting and not revoked, will be voted at the Annual Meeting in accordance with the directions of the stockholder. Any proxy which fails to specify a choice with respect to any matter to be acted upon will be voted for the election of each nominee for director, in favor of Proposals 2 and 3, and against the stockholder proposal referred to herein.

     As of March 31, 1997, the Corporation had outstanding and entitled to vote 31,113,143 shares of Common Stock. Each share of such stock entitles the holder thereof to one vote on the matters to be voted upon at the Annual Meeting with all holders of Common Stock voting as one class. With regard to the election of directors, votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals other than the election of directors and will be counted as present for purposes of the item on which the abstention is noted. Abstentions on the adoption of the stock option plan, ratification of accountants and the stockholder proposal will have the same legal effect as a vote against such matter. Under the rules of the New York Stock Exchange, brokers holding shares in street name have the authority to vote on certain matters when they have not received instructions from the beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors, the adoption of the stock option plan and the ratification of accountants. As a result, broker non-votes will have no effect on the outcome of the election of directors, the adoption of the stock option plan and the ratification of accountants. Broker non-votes will have the same legal effect as a vote against the stockholder proposal.

     The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted in determining if a quorum is present. In the absence of a quorum, the Annual Meeting may be postponed from time to time until stockholders holding the requisite amount are present or represented by proxy.

     As of March 31, 1997, insofar as is known to the management of the Corporation, the following persons owned beneficially more than 5% of the outstanding Common Stock of the Corporation, the only capital stock of the Corporation currently outstanding. Except as otherwise stated in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as owned by such persons.

                       NAME AND ADDRESS                          NUMBER OF SHARES      PERCENT
---------------------------------------------------------------  -----------------     -------
Pioneering Management Corporation..............................      2,018,700(1)        6.5%
  60 State Street
  Boston, MA 02109

---------------

(1) According to its Schedule 13G on file with the Securities and Exchange Commission ("SEC"), Pioneering Management Corporation has sole voting power with respect to 2,018,700 shares, sole dispositive power with respect to 50,700 shares and shared dispositive power with respect to 1,968,000 shares.

     The approximate date on which the Proxy Statement and accompanying proxy card will first be mailed to the stockholders of the Corporation is April 15, 1997.

                             ELECTION OF DIRECTORS

     The persons named below have been nominated for election at the Annual Meeting as directors of the Corporation. The directors who are elected shall hold office until their respective successors shall have been duly elected and qualified. In accordance with Delaware General Corporation Law, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting.

     All nominees are members of the present Board. Each of the nominees for director has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director, if elected at the Annual Meeting. It is the intention of the persons named in the proxy to vote for the following nominees.

                                           PRINCIPAL OCCUPATION DURING           DIRECTOR
           NAME AND AGE                        THE PAST FIVE YEARS                 SINCE
-----------------------------------  ---------------------------------------  ---------------
Thomas M. Duff, 49.................  President, Chief Executive Officer and    August, 1985
                                     director of the Corporation since its
                                     inception in 1985.
James B. Baker, 51.................  Partner of River Associates, LLC          August, 1994
                                     (private equity investment fund) since
                                     1993. Prior to 1993, President and
                                     Chief Operating Officer (1991-1992) and
                                     Senior Vice President (1987-1991) of
                                     CONSTAR International, Inc. (plastic
                                     container manufacturer). Also a
                                     director and chairman of the
                                     Compensation Committee of U.S. Xpress
                                     Enterprises, Inc.
C. William Beckwith, 65............  Vice President of the Corporation.       November, 1988
                                     Since 1972, Chief Executive Officer of
                                     Wellman International Limited ("WIL").
Clifford J. Christenson, 47........  Executive Vice President of the          November, 1995
                                     Corporation since 1993 and Chief
                                     Operating Officer since 1995. Prior to
                                     1993, Chief Financial Officer and
                                     Treasurer since 1985.
Peter H. Conze, 76.................  Retired. From 1956 until retirement in     March, 1988
                                     1983, various positions with Celanese
                                     Corp. (a chemicals and synthetic fibers
                                     company), including consultant from
                                     1979 until 1983 and Vice Chairman and
                                     director from 1970 until 1978.
Allan R. Dragone, 71...............  Retired. From 1988 until 1989, Chairman   August, 1990
                                     of the Board of Fiber Industries, Inc.
                                     From 1986 until 1990, President and
                                     Chief Executive Officer of Akzo
                                     America, Inc., the U.S. subsidiary of
                                     the Dutch conglomerate Akzo N.V. Also a
                                     director of Arcadian Corporation,
                                     Purina Mills Inc. and Sterling
                                     Chemicals, Inc.

                                           PRINCIPAL OCCUPATION DURING           DIRECTOR
           NAME AND AGE                        THE PAST FIVE YEARS                 SINCE
-----------------------------------  ---------------------------------------  ---------------
Richard F. Heitmiller, 68..........  President of Richard F. Heitmiller,      November, 1988
                                     Inc. (consulting firm) since 1982. From
                                     1971 until 1982, various executive
                                     positions with Arthur D. Little, Inc.
                                     (management consultants) and Vice
                                     President of its Decision Resources
                                     subsidiary.
Jonathan M. Nelson, 40.............  Co-Chairman of Providence Ventures Inc.   August, 1985
                                     (investment advisor) since its
                                     inception in 1990. Managing Director of
                                     Narragansett Capital, Inc. (investment
                                     advisor) since its inception in 1986.
                                     Also a managing general partner of
                                     Providence Ventures LP which is the
                                     general partner of the general partner
                                     of Providence Media Partners L.P.
                                     (venture capital fund). Also a general
                                     partner of the general partner of
                                     Narragansett Capital Partners-A and -B,
                                     L.P. (venture capital funds) ("NCPAB").
                                     Mr. Nelson is also a director and
                                     member of the Executive and
                                     Compensation Committees and the Board
                                     of Governance of Brooks Fiber
                                     Properties, Inc. (provider of
                                     telecommunications services) and a
                                     director and member of the Compensation
                                     Committee of Western Wireless
                                     Corporation.
James E. Rogers, 51................  Partner of SCI Investors Inc.            September, 1993
                                     (investment company) since April, 1993
                                     and Chairman of Custom Papers Group
                                     Inc. (a paper manufacturer) since
                                     November, 1993. From 1991 until 1992,
                                     President and Chief Executive Officer
                                     of Specialty Coatings International
                                     Inc. (a manufacturer). Prior to 1991,
                                     Senior Vice President and Group
                                     Executive of James River Corporation (a
                                     paper manufacturer). Mr. Rogers is also
                                     a director and member of the
                                     Compensation and Executive Committees
                                     of Owens & Minor, Inc. (a medical and
                                     surgical supplies distributor) and a
                                     director and member of the Compensation
                                     and Audit Committees of Caraustar
                                     Industries, Inc. (a paper
                                     manufacturer).

                                           PRINCIPAL OCCUPATION DURING           DIRECTOR
           NAME AND AGE                        THE PAST FIVE YEARS                 SINCE
-----------------------------------  ---------------------------------------  ---------------
Raymond C. Tower, 72...............  Retired. From 1977 until retirement in    August, 1990
                                     1990, President and Chief Operating
                                     Officer of FMC Corp. (a manufacturer of
                                     machinery and chemicals). Also a
                                     director of Household International,
                                     Inc.
Roger A. Vandenberg, 49............  President of Cariad Capital, Inc.         August, 1985
                                     (investment advisor) since its
                                     inception in 1992. Managing Director of
                                     Narragansett Capital, Inc. (investment
                                     advisor) since its inception in 1986.
                                     Also a general partner of the general
                                     partner of NCPAB and a general partner
                                     of the general partner of Narragansett
                                     First Fund (a venture capital fund).
                                     Mr. Vandenberg is also a director and
                                     member of the Compensation Committee of
                                     Monaco Coach Corporation (a
                                     manufacturer of motor homes).

     Although the management does not expect that any of the persons named above will be unable to serve as a director, should any of them be unable to accept election, it is intended that the proxies will be voted for the election of a substitute nominee selected by the persons named in the proxy.

     The number of shares of the Corporation's Common Stock owned beneficially, directly or indirectly, as of March 31, 1997 by the nominees, by the executive officers named in the Summary Compensation Table below, and by all executive officers and directors as a group is as follows:

                                                                     AMOUNT             PERCENTAGE
                                                                  BENEFICIALLY              OF
                             NAME                                    OWNED             COMMON STOCK
---------------------------------------------------------------   ------------         ------------
Thomas M. Duff.................................................        652,937(1)           2.0%
James B. Baker.................................................          6,300(2)(3)           (4)
C. William Beckwith............................................        161,000(1)              (4)
Clifford J. Christenson........................................        196,252(1)              (4)
Peter H. Conze.................................................          6,867(2)              (4)
Allan R. Dragone...............................................          8,000(2)              (4)
Richard F. Heitmiller..........................................          8,000(2)              (4)
Jonathan M. Nelson.............................................         10,000(2)              (4)
James E. Rogers................................................          7,000(2)              (4)
Raymond C. Tower...............................................          9,000(2)              (4)
Roger A. Vandenberg............................................         10,000(2)              (4)
James P. Casey.................................................        180,745(1)              (4)
Paul D. Apostol(5).............................................        105,931(1)              (4)
All Directors and Executive Officers as a Group
  (18 persons).................................................      1,779,271(1)(2)(3)      5.5%

------------

(1) Includes the following shares of Common Stock reserved for issuance upon exercise of stock options outstanding pursuant to the Wellman, Inc. Amended and Restated 1985 Incentive Stock Option Plan (the "Option Plan"): Mr. Duff, 273,000 shares; Mr. Beckwith, 160,000 shares; Mr. Christenson, 193,000 shares; Mr. Casey, 134,000 shares; Mr. Apostol, 105,000 shares; and all directors and executive officers as a group, 1,244,812 shares.

(2) Includes the following shares of Common Stock reserved for issuance upon exercise of stock options outstanding pursuant to the Wellman, Inc. Directors Stock Option Plan: Mr. Baker, 3,000 shares; Mr. Conze, 6,000 shares; Mr. Dragone, 6,000 shares; Mr. Heitmiller, 6,000 shares; Mr. Nelson, 6,000 shares; Mr. Rogers, 4,000 shares; Mr. Tower, 6,000 shares, Mr. Vandenberg, 6,000 shares; and all directors and executive officers as a group, 43,000 shares.

(3) Includes 200 shares owned by Mr. Baker's wife.

(4) Less than 1%.

(5) Mr. Apostol's employment with the Corporation terminated January 31, 1997.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has a Compensation Committee, currently comprised of Messrs. Dragone, Nelson and Rogers (Chairperson), which is responsible for reviewing certain of the Corporation's compensation programs and making recommendations to the Board of Directors with respect to compensation. The Compensation Committee met three times during the Corporation's last fiscal year.

     The Board of Directors has a Finance and Audit Committee, currently comprised of Messrs. Baker, Conze, Heitmiller and Vandenberg (Chairperson), which is responsible for reviewing the Corporation's internal auditing procedures and accounting controls and considering the selection and independence of the Corporation's outside auditors. The Finance and Audit Committee met three times during the Corporation's last fiscal year.

     The Board of Directors has a Nominating Committee, currently comprised of Messrs. Heitmiller, Rogers and Tower (Chairperson), which is responsible for considering the qualifications and recommending to the stockholders the election of directors of the Corporation. Stockholders may recommend nominees for election as directors by writing to the President of the Corporation. The Nominating Committee did not meet during the Corporation's last fiscal year.

     The Corporation's Board of Directors held a total of six meetings during 1996. Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board and all committees on which he served.

                     COMPENSATION OF DIRECTORS AND OFFICERS

DIRECTORS COMPENSATION

     Each director of the Corporation who is not an employee receives fees of $24,000 per year, plus $1,500 for each Board or Committee meeting attended in person and $750 for each telephonic meeting attended. Directors who are employees receive no additional compensation for serving as directors or attending Board or Committee meetings.

     The Corporation maintains a Restricted Stock Plan pursuant to which each non-employee director of the Corporation is eligible to receive a total of 2,000 shares of the Corporation's Common Stock which vest over a period of three years commencing on the date he was first elected to the Board, provided he has continuously served as a director for the preceding twelve months.

     The Corporation also maintains a Directors Stock Option Plan pursuant to which each non-employee director of the Corporation is eligible to receive annually options to acquire 1,000 shares of the Corporation's Common Stock.

     On an annual basis, each non-employee director is eligible to participate in the Directors' Deferred Compensation Plan which allows the deferral of all or a portion of directors compensation (excluding expense reimbursement) payable from time to time. Directors participating in this Plan may elect to have the deferred compensation invested in an interest-bearing account, a share equivalent account representing the Corporation's Common Stock, or a combination of the two. The interest-bearing account accrues interest at the rate equal to the total return earned by the Lehman Aggregate Bond Index. Deferred compensation in the share equivalent account is treated as though it were invested in Common Stock. If a participant makes a share election, dividend equivalents accrue to a participant's account quarterly and each account is adjusted to reflect share ownership changes resulting from events such as a stock split. Participants have no voting rights with respect to the share equivalent account. All distributions from accounts are made in cash. Messrs. Baker, Nelson and Vandenberg have each elected to defer their compensation and to invest in the share equivalent account.

     In addition, upon voluntary retirement from the Board of Directors, non-employee directors who have served as directors for three or more years are entitled to receive total retirement payments equal to the annual directors fee in effect at the date of retirement multiplied by the number of full years of continuous service as a director of the Corporation.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation for the years ended December 31, 1996, 1995 and 1994 of the Corporation's chief executive officer and the four other most highly compensated executive officers whose salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                   ANNUAL COMPENSATION           AWARDS
                                              -----------------------------   ------------
                                                                     OTHER     SECURITIES      ALL
                                                                    ANNUAL     UNDERLYING     OTHER
                                                                    COMPEN-     OPTIONS/     COMPEN-
     NAME AND PRINCIPAL POSITION       YEAR    SALARY     BONUS     SATION(1)   SARS(2)      SATION(3)
-------------------------------------  ----   --------   --------   -------   ------------   --------
Thomas M. Duff.......................  1996   $665,000   $ 61,574   $71,239      70,000      $215,023
  President, CEO                       1995   $620,000   $534,705   $62,954      40,000      $218,200
                                       1994   $605,000   $462,449   $54,453      30,000      $159,634
Clifford J. Christenson..............  1996   $360,000   $ 49,896   $35,275      50,000      $109,611
  Executive Vice President, COO        1995   $296,250   $255,494   $28,955      30,000      $101,295
                                       1994   $280,000   $214,026   $27,270      25,000      $ 72,661
C.W. Beckwith........................  1996   $321,500   $ 24,750   $12,765      10,000         --
  Vice President                       1995   $290,160   $185,066   $17,910      20,000         --
                                       1994   $274,075   $166,170   $17,750      15,000         --
James P. Casey.......................  1996   $270,000   $ 24,300   $25,761      35,000      $ 85,358
  Vice President;                      1995   $252,500   $217,763   $23,956      20,000      $ 74,128
  President, Fibers Group              1994   $237,501   $119,682   $24,607      20,000      $ 66,902
Paul D. Apostol......................  1996   $240,000   $ 21,600   $24,840      -0-         $ 77,222
  Vice President,                      1995   $222,500   $191,890   $23,225      20,000      $ 75,460
  Packaging Products Group             1994   $211,250   $187,825   $22,225      15,000      $ 57,306

------------

(1) Includes the Corporation's contributions to life insurance premiums or payments in lieu thereof (Mr. Duff, $71,239; Mr. Christenson, $35,275; Mr. Beckwith, $12,765; Mr. Casey, $25,761; and Mr. Apostol, $24,840 in 1996).

(2) None of the options granted were options with tandem SARs and no free-standing SARs were granted.

(3) Consists of the Corporation's contributions to employee retirement (Mr. Duff, $20,410; Mr. Christenson, $20,410; Mr. Beckwith, $-0-; Mr. Casey, $20,410; and Mr. Apostol, $20,410 in 1996), supplemental retirement (Mr. Duff, $190,113; Mr. Christenson, $84,701; Mr. Beckwith, $-0-; Mr. Casey, $60,448; and Mr. Apostol, $52,312 in 1996), and savings plans (Mr. Duff, $4,500; Mr. Christenson, $4,500; Mr. Beckwith, $-0-; Mr. Casey, $4,500; and Mr. Apostol, $4,500 in 1996).

     The following table sets forth certain information relating to option grants pursuant to the Option Plan in the year ended December 31, 1996 to the individuals named in the Summary Compensation Table above.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS
                                    -------------------------------------------------
                                                        % OF
                                      NUMBER OF        TOTAL
                                     SECURITIES     OPTIONS/SARS   EXERCISE
                                     UNDERLYING      GRANTED TO      OR
                                      OPTIONS/       EMPLOYEES      BASE     EXPIRA-     GRANT
                                        SARS         IN FISCAL     PRICE      TION        DATE
               NAME                 GRANTED(1)(2)       YEAR       ($/SH)     DATE      VALUE(3)
----------------------------------  -------------   ------------   ------   ---------   --------
Thomas M. Duff....................      70,000          11.0%      $17.00    12/18/07   $603,400
Clifford J. Christenson...........      50,000           7.9%      $17.00    12/18/07   $431,000
C.W. Beckwith.....................      10,000           1.6%      $17.00    12/18/07   $ 86,200
James P. Casey....................      35,000           5.5%      $17.00    12/18/07   $301,700
Paul D. Apostol...................         -0-             0%        --        --          --

------------

(1) None of the options granted were options with tandem SARs and no free-standing SARs were granted.
(2) All options granted to the named executive officers were granted on December 18, 1996 pursuant to the Option Plan. The options become exercisable in 20% increments on December 18, 1997, 1998, 1999, 2000 and 2001, respectively. If a Change of Control (as defined in the Option Plan) occurs, these options would become immediately exercisable.
(3) Based on the Black-Scholes option pricing model. The Corporation's use of this model should not be construed as an endorsement of its accuracy at valuing options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on the following assumptions:

          Stock price.....................................................     $17.00
          Exercise price..................................................     $17.00
          Expected option term............................................    7 years
          Stock price volatility..........................................      .4330
          Dividend yield..................................................       .84%
          Risk-free interest rate.........................................      6.33%

     The following table sets forth certain information with respect to unexercised options to purchase the Corporation's Common Stock granted under the Option Plan to the individuals named in the Summary Compensation Table above. No options were exercised in 1996 by such individuals.

                            FY-END OPTION/SAR VALUES

                                               NUMBER OF                          VALUE OF
                                         SECURITIES UNDERLYING                  UNEXERCISED
                                              UNEXERCISED                       IN-THE-MONEY
                                            OPTIONS/SARS AT                   OPTIONS/SARS AT
                                                 FY-END                          FY-END(1)
                                      ----------------------------      ----------------------------
                NAME                  EXERCISABLE    UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
------------------------------------  -----------    -------------      -----------    -------------
Thomas M. Duff......................    135,000         138,000                  0        $ 8,750
Clifford J. Christenson.............     90,000         103,000                  0          6,250
C.W. Beckwith.......................    115,000          45,000          $ 110,000          1,250
James P. Casey......................     60,000          74,000                  0          4,375
Paul D. Apostol.....................     71,000          34,000                  0              0

---------------

(1) Based on the closing price on the New York Stock Exchange of the Corporation's Common Stock on December 31, 1996 ($17.125).

     Pension Plan. The Corporation's subsidiary, Fiber Industries, Inc. ("FII"), maintains the Fiber Industries, Inc. Retirement Income Plan (the "Pension Plan"), a tax-qualified defined benefit pension plan for eligible employees of FII, which included Messrs. Casey and Apostol. Effective July 1, 1991, no additional employees became Participants in the Pension Plan.

     Participants are entitled to a monthly retirement benefit if they retire
(i) at or after age 65 (normal retirement age) or (ii) at or after age 55 with either five or ten years of vesting service depending on whether they retire directly from employment with FII or are transferred Celanese employees. Participants whose employment with FII terminates after five years of vesting service will also be eligible for a monthly retirement benefit. If benefits are paid prior to normal retirement age they may be reduced, depending on the date benefits begin and the Participant's age and service.

     A Participant's normal retirement benefit is calculated under a formula which takes into consideration final average compensation, years of service up to 35, and benefits to be derived through Social Security and certain employee benefit plans. Final average compensation covered by the Pension Plan is based on the combined amounts set forth under the headings "Salary" and "Bonus" of the Summary Compensation Table for Messrs. Casey and Apostol.

     Benefits, computed on the basis of a straight life annuity, are payable upon early, normal and late retirement, and upon death of a Participant with at least five years of service. If benefits are paid in a form other than a straight life annuity to the Participant, they are adjusted actuarially to reflect the features of such other form.

     The following table illustrates the estimated annual normal retirement benefits payable under the Pension Plan. These benefit levels assume an employee's retirement at age 65 during 1996 and payment in the form of a single life annuity.

                              YEARS OF SERVICE
AVERAGE      ---------------------------------------------------
EARNINGS       15         20         25         30         35
--------     ------     ------     ------     ------     -------
$125,000     16,166     25,551     34,935     44,319      53,703
$150,000     18,658     29,752     40,846     51,940      63,033
$175,000     19,835     30,604     41,741     52,879      64,016
$200,000     22,731     34,969     47,733     60,497      73,261
$225,000     25,627     39,334     53,725     68,116      82,507
$250,000     28,522     43,699     59,716     75,734      91,752
$275,000     31,418     47,423     64,799     82,175      99,550
$300,000     32,189     48,284     65,326     82,822     100,317
$400,000     32,189     48,284     65,326     82,822     100,317
$450,000     32,189     48,284     65,326     82,822     100,317
$500,000     32,189     48,284     65,326     82,822     100,317
$600,000     32,189     48,284     65,326     82,822     100,317
$700,000     32,189     48,284     65,326     82,822     100,317

     Notwithstanding the above table, benefits under the Pension Plan may not exceed certain limits imposed by the Internal Revenue Code (the "Code"). The maximum benefit payable in 1996 is $120,000. The table incorporates the Code limitations on compensation allowable under a qualified pension plan. The limit on compensation allowable in 1996 is $150,000. In addition, the above estimated benefits are subject to limitations for employees who also participate in the Wellman, Inc. Retirement Plan and the Wellman, Inc. Employee Stock Ownership Plan. The estimated credited years of service under the Pension Plan for Messrs. Casey and Apostol are 28 and 26 years, respectively.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Corporation (the "Committee"), which is composed entirely of non-employee directors, met three times during fiscal 1996. The Committee has responsibility for administering the Corporation's annual Management Incentive Compensation and 1985 Incentive Stock Option Plans. The Committee is also responsible for making compensation recommendations to the Board with respect to the five executive officers whose fiscal 1996 compensation is disclosed on the Summary Compensation Table on page 8 of this proxy statement. In this capacity, the Committee determines the salary, management incentive plan awards and stock option grants for those executive officers, following administrative policies and practices which it establishes from time to time in accordance with the terms and provisions of the plans. This Committee Report describes the Corporation's officer compensation program strategy, the components of the compensation program, and the manner in which 1996 compensation determinations were made by the Committee with respect to the President and Chief Executive Officer, Mr. Thomas M. Duff. Similar determinations were made by the Committee with respect to the other four executive officers, based on recommendations submitted by Mr. Duff.

     Compensation Strategy. The Committee endeavors to maintain an officer compensation program which is competitive with the practices of public corporations of similar revenue size. The Committee believes a substantial component of executive officer total compensation should be based on the Corporation's financial performance. The Management Incentive Plan compensates executive officers commensurate with the Corporation's financial performance and other strategic goals, and annual stock option grants ensure that their longer-term incentive compensation is directly related to increases in the market value of the Corporation's stock.

     The remainder of this Committee Report describes the components of the Corporation's officer compensation program and the manner in which these were administered in fiscal 1996.

     Base Salary. Base salary forms the competitive foundation of the officer compensation program. Executive officer salaries are administered by the Committee so as to ensure they remain competitive with practices of companies of comparable revenue size. The Committee has periodically engaged compensation consultants to survey market practices to ensure executive officer salaries remain competitive in a manner which properly reflects the performance of the incumbent officers. Such surveys have included the practices of some, but by no means all, of the companies included in the peer groups shown on the Stock Performance Graph.

     Mr. Duff's salary was last adjusted by the Committee as of April 1, 1996. In determining Mr. Duff's salary, the Committee took into account his salary in relation to competitive salary data and its subjective evaluation of Mr. Duff's performance. The Committee considered similar information in approving salary recommendations submitted by Mr. Duff with respect to the other executive officers. Mr. Duff's 1996 annual salary falls within the fourth quartile (above the 75th percentile) of competitive practice for corporations with revenues of comparable size. The average 1996 salaries of the other executive officers fall within the fourth quartile of competitive practice for their peers in corporations with revenues of comparable size.

     Management Incentive Plan. The Management Incentive Plan ("MIP") was first implemented in 1992. Annual bonuses earned by the executive officers, and other plan participants, are directly related to, and based upon, corporate (and for operating executives, their operating unit's) profit and achieving individual strategic objectives established early in the year. Under the terms of the MIP, profit is defined as operating profit less a capital charge based on the net assets employed to generate these profits. The Committee establishes for each participant in the MIP a maximum targeted award based on a percentage of base salary and the portion of that target award which is to be based upon achieving strategic goals.

     Mr. Duff's target MIP award is 60% of base salary; 20% of the target award is based upon achieving strategic objectives. The target awards for the other executive officers range from 40% to 60% of base salary; in general 30% of the target award is based upon achieving strategic objectives. None of the executive officers named in the Summary Compensation Table were eligible to receive the portion of the MIP award related to financial performance.

     For fiscal 1996, the Committee recommended the payment of an annual bonus of $61,574 for Mr. Duff, which was consistent with the Corporation's profitability and the terms of the MIP.

     Stock Options. Annual stock option grants represent the third component of the Corporation's officer compensation program. Stock option grants permit optionees to share in the future growth in market value of the Corporation's common stock by allowing them to purchase shares of stock for a period of eleven years following the date of grant at a price equal to the price of a share of common stock on the date the options were granted. To ensure stock options provide a longer-term stockholder value-based incentive, 20% of the options granted in a year become exercisable (i.e., the optionee can purchase the option shares) on the first through fifth anniversaries of the grant date, provided the optionee remains an employee of the Corporation.

     The Chief Executive Officer of the Corporation submits proposed stock option grants for the executive officers (other than himself) to the Committee for approval. In making the final determination of option grants, the Committee considers the individual executive's scope of responsibility, individual performance, the levels of profits and return on assets of the Corporation and of its operating divisions (with no specific target levels being established), competitive levels of option grants, and the aggregate number of options awarded to the executive to date. The Committee, in its discretion, assigns relative weights to these factors as it deems appropriate.

     The Option Grants Table on page 9 of this proxy statement shows the terms and size of 1996 stock option grants made to the executive officers named in the Summary Compensation Table. The Committee and the Board approved the grant of these options effective December 18, 1996. The grant falls within the second quartile of competitive practice for Mr. Duff, and the average grants for the other executive officers who received options in 1996 fell within the third quartile of competitive practice for corporations of comparable revenue size.

     The values shown under the "Grant Date Value" column of this table represent an estimate of the potential value of these grants. These projections should not be construed as a forecast of future stock price or the compensation that will be realized from the actual exercise of these option share grants. Unless the future price of the Corporation's stock is higher than $17.00 per share, the price at the time the 1996 options were granted, these options will have no value.

     The table on page 10 of this proxy statement entitled "FY-End Option/SAR Values" shows the total number of exercisable and unexercisable options which each executive officer was granted as of December 31, 1996 and the appreciated value of these grants based on the market price of the Corporation's common stock on that date. The Committee believes it is important for the executive officers to have a significant incentive based on increases in the market value of the Corporation. The option grants shown on the table reflect actions taken by the Committee and the Board of Directors which are fully consistent with this intention and the compensation strategy previously described in this Committee Report.

     Based upon the performance-based provisions of the MIP, the Committee believes that the Corporation's compensation programs are in conformity with the IRS definitions of performance-based compensation to assure full deductibility of the executive's compensation.

     This report has been provided by the Compensation Committee.

                                            Allan R. Dragone
                                            Jonathan M. Nelson
                                            James E. Rogers (Chairperson)

FIVE-YEAR PERFORMANCE COMPARISON

     The following graph compares the five-year cumulative total return for the Corporation's stock with the Standard & Poor's ("S&P") 500 Stock Index and the S&P Midcap 400 Index. Due to the unique nature of its operations, the Corporation believes there exists no appropriate or comparable line of business or industry index, nor could one be constructed, which would render a meaningful or accurate performance comparison. The Corporation has derived an average of approximately 74% of its total sales over the last three years from the sale of man-made fibers, primarily polyester. The Corporation believes that the polyester fiber manufacturing operations of its major publicly-owned competitors, if such operations could be analyzed separately, would not represent as significant a proportion of their sales or operations. Further, the Corporation, which is the world's largest plastics recycler, believes it is the only major polyester fiber producer to utilize a significant amount of recycled raw materials in its manufacturing operations.

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)            WELLMAN, INC.          S&P 500         S&P MID-CAP 400
1991                                            100.00              100.00              100.00
1992                                             95.48              107.62              111.91
1993                                             84.52              118.46              127.53
1994                                            129.62              120.03              122.96
1995                                            104.56              165.13              161.00
1996                                             79.93              203.05              191.91

     The above graph assumes $100 invested on December 31, 1991 in the Corporation's stock and $100 invested at that time in each of the two indices. The comparison assumes that all dividends are reinvested.

EMPLOYMENT CONTRACTS

     The Corporation has entered into change of control employment agreements with six key executives, including Messrs. Duff, Christenson, Casey and Apostol. These agreements are intended to encourage such executives to remain in the employ of the Corporation by providing them with greater security and to reinforce and encourage continued attention and dedication to their duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control. A change of control is defined to include the acquisition by any person or group of 20% or more of the Corporation's then outstanding stock, a change in the majority of the Corporation's Board of Directors or approval of a reorganization, merger or consolidation by the Corporation's stockholders.

     The employment agreements (which include provisions for renewal and for automatic extension upon a change of control) provide for employment as officers of the Corporation at base salaries determined by the Board of Directors, plus participation in the Corporation's executive bonus plan. Provided there has been no change in control, the employment agreements of the executives other than Mr. Duff provide the executive's employment may be terminated upon 30 days notice. Mr. Duff's agreement provides that, provided there has been no change in control, his employment may be terminated at any time but that he will be entitled to one year's compensation in the event of termination other than for cause or disability.

     In addition, the executives are eligible to participate in all incentive, savings, retirement and welfare benefit plans applicable to other Corporation executives and shall receive reimbursement for expenses and automobiles. The agreements provide that if the executive is terminated after a change of control, other than for cause, death or disability, or if the executive terminates for good reason (as defined in the agreements), the executive is entitled to receive his salary and bonus through the date of termination and a lump sum severance payment equal to three times the sum of his base salary and annual bonus (and certain other benefits). Further, an additional payment is required in an amount such that after the payment of all taxes, income and excise, the executive will be in the same after-tax position as if no excise tax under Section 4999 of the Code had been imposed.

     Wellman International Investments Limited ("WIIL"), a subsidiary of the Corporation, was a party to a multi-year employment contract with Mr. Beckwith which expired on December 31, 1996. Under the agreement, Mr. Beckwith's annual base salary is L110,000, which is subject to increase from time to time as agreed upon by the parties. The parties increased Mr. Beckwith's salary to L186,390 (approximately $314,812) in 1996. The agreement contained a covenant not to compete restricting Mr. Beckwith from competing with the Corporation or any of its subsidiaries in the United Kingdom or Ireland for a period of six months.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE AND OTHER INFORMATION

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors, and persons who own more than 10% of a registered class of the Corporation's equity securities ("insiders"), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Corporation, the Corporation believes that during 1996 all
Section 16(a) filing requirements applicable to its insiders were complied with.

     Mr. Vandenberg was formerly the President and a director of Glasstech Industries, Inc. ("Glasstech"), a portfolio company of NCPAB, and a director and vice chairman of Glasstech's operating company subsidiary. Glasstech filed for protection under federal bankruptcy laws in 1993 and emerged from bankruptcy in January 1995.

                       ADOPTION OF 1997 STOCK OPTION PLAN

     The Wellman, Inc. 1997 Stock Option Plan (the "Option Plan") is intended to provide an increased incentive for employees to contribute to the Corporation's future success and proprietary, thus enhancing the value of the Corporation's stock for the benefit of the stockholders, and increase the Corporation's ability to attract and retain qualified individuals.

     Pursuant to the terms of the Option Plan, 2,000,000 shares of the Corporation's Common Stock are reserved for grant to eligible employees. The Option Plan was adopted by the Board of Directors on November 19, 1996.

BOARD RECOMMENDATION

     The Board recommends a vote FOR the ratification of the Option Plan. Approval of the Option Plan will require the favorable vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present.

DESCRIPTION OF THE OPTION PLAN

     Participation. Key executive and managerial employees (including officers, whether or not they are directors) of the Corporation are eligible to receive options under the Option Plan. A director of the Corporation who is not a full-time employee of the Corporation shall not be eligible to receive options.

     Administration. The Option Plan is administered by the Compensation Committee of the Board, which determines the employees eligible for options, the number of shares subject to each option, and interprets and construes the terms of the Option Plan.

     Terms of Options. Options granted under the Option Plan are vested and exercisable to the extent of 20% of the total number of shares to which it pertains beginning one year after the date it is granted and as to an additional 20% beginning on each of the second, third, fourth and fifth anniversaries of the date it is granted; provided that (i) if the optionee's employment by the Corporation is terminated for cause (as defined in the Option Plan) or if the optionee voluntarily resigns and subsequently competes with the Corporation, the option shall not be vested or exercisable to any extent, (ii) if the optionee's employment is terminated by reason of death or disability, any options granted shall be deemed vested and exercisable as if the termination date were the next succeeding anniversary of the date of grant, and (iii) in the event of a change of control of the Corporation (as defined in the Option Plan), all outstanding options become immediately exercisable.

     The exercisable portion of the options may be exercised for a period of 11 years.

     The option price equals the average of the highest and lowest sales prices of the Common Stock on the New York Stock Exchange on each of the 20 days that sales have been made prior to the grant of the option.

     Termination of Options. Options terminate one year after termination of employment by the Corporation except (i) if optionee's employment is terminated by reason of death or disability or upon retirement, then the period during which the vested and exercisable portion of the option may be exercised by the executor or administrator of the estate of the optionee, or by the person or persons to whom the option shall have been validly transferred pursuant to will or the laws of descent and distribution, or by the optionee shall not exceed three years after such death, disability or retirement (but not subsequent to the expiration of the option), or (ii) if the optionee's employment is terminated for cause (as defined in the Option Plan) or if the optionee's employment is voluntarily terminated and the optionee subsequently competes with the Corporation, then the option shall not be exercisable at any time. Options are not transferable except by will or the laws of descent and distribution or to members of the optionee's immediate family if no consideration is paid to the optionee for such transfer.

     Stock Dividends or Splits. Appropriate adjustments will be made in the number of shares covered by each option and to the option price in the event of any change in the voting stock of the Corporation by reason of any recapitalization, merger, consolidation, split-up, combination or exchange of voting stock at a price substantially below market value or of any similar change affecting the Corporation's voting stock.

     Duration and Amendment of Plan. The Option Plan shall remain in effect until all shares subject or which may become subject to the Option Plan shall have been purchased pursuant to options, provided that the Board may terminate the Option Plan prior to that date. Amendments may be made by the Board of Directors, provided, however, that no action of the Board may (i) increase the maximum number of shares covered by the Option Plan, other than adjustments in the case of stock dividends or splits as discussed above, (ii) change the manner of determining the options prices set forth above, or (iii) permit the granting of options expiring beyond the period set forth above. No termination or amendment may adversely affect the rights of existing options without their consent.

     Federal Income Tax Consequences. Options issued under the Option Plan are intended to be treated as non-qualified stock options ("non-qualified options"). The grant of a non-qualified option does not result in recognition of income to the optionee. Except as described in the following paragraph, upon the exercise of a non-qualified option, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the option price is taxed to the optionee as ordinary income. The Corporation is entitled to a deduction in the amount of the ordinary income realized by the optionee. At such time as the optionee sells shares issued to him upon exercise of his non-qualified option, he will realize gain or loss in an amount equal to the difference between the fair market value of the shares on the date of exercise and the selling price.

     The preceding discussion is based upon federal tax laws and regulations in effect on the date of this Proxy Statement, which are subject to change, and does not purport to be a complete description of the federal income tax aspects of the Option Plan. Optionees may also be subject to state and local taxes in connection with the grant or exercise of non-qualified options granted under the Option Plan and the sale or other disposition of shares acquired upon exercise of options.

                     RATIFICATION OF SELECTION OF AUDITORS

     The selection, by a majority of the members of the Board who are not officers or employees of the Corporation, of Ernst & Young LLP as independent auditors to audit the books and accounts of the Corporation for the fiscal year ending December 31, 1997 shall be submitted to the Annual Meeting for ratification. Such ratification requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders.

     The firm of Ernst & Young LLP has advised the Corporation that neither it nor any of its members has any direct financial interest in the Corporation as a promoter, underwriter, voting trustee, director, officer or employee.

     All professional services rendered by Ernst & Young LLP during the year ended December 31, 1996 were furnished at customary rates.

     The Board recommends a vote FOR ratification of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1997.

                              STOCKHOLDER PROPOSAL

STOCKHOLDER PROPOSAL

     Local 2398, Amalgamated Clothing and Textile Workers Union ("ACTWU"), P.O. Box 1073, Johnsonville, South Carolina, the beneficial owner of 200 shares of Common Stock, has advised the Corporation that it intends to introduce the following resolution (the "Union Proposal") at the Corporation's 1997 Annual Meeting for the reasons given:

     RESOLVED: The shareholders of Wellman, Inc. ("Company") hereby request the Board of Directors to redeem the shareholder rights issued August 6, 1991, unless said issuance is approved by the affirmative vote of a majority of outstanding shares at a meeting of shareholders as soon as practical.

                              SUPPORTING STATEMENT

     This resolution received 53.2% of votes cast at the 1995 Annual Meeting of Shareholders.

     In August of 1991, the Company's Board of Directors met and issued a dividend of one common stock purchase right for each outstanding share of common stock. These rights are a type of corporate anti-takeover device commonly known as a poison pill.

     We believe the terms of the rights are designed to discourage or thwart an unwanted takeover of our Company. While management and the Board of Directors should have appropriate tools to ensure that all shareholders benefit from any proposal to buy the Company, we do not believe that the future possibility of a takeover justifies the unilateral implementation of such a poison pill-type device.

     Rights plans like ours have become increasingly unpopular in recent years. In 1996, a majority of shareholders at Baker Hughes, Consolidated Natural Gas, Fleming Companies, Rite Aid, Rowan Companies, Supervalu and Weyerhaeuser voted in favor of proposals asking management to repeal or redeem poison pills.

     The effects of poison pill rights plans on the trading value of companies' stock have been the subject of extensive research. A 1986 study by the Office of the Chief Economist of the U.S. Securities and Exchange Commission on the economics of the rights plans states that "The stock-returns evidence suggest that the effect of poison pills to deter prospective hostile takeover bids outweighs the beneficial effects that might come from increased bargaining leverage of the target management." Another, more recent, study by Professor Michael Ryngaert singled out rights plans such as the one authorized by our Company for their negative effect on shareholder value. A 1992 study by Professor John Pound of Harvard University's Corporate Research Project and Lilli A. Gordon of the Gordon Group found a correlation between high corporate performance and the absence of poison pills.

     A majority of shareholders who cast their votes at the 1993, 1994 and 1995 annual meetings supported our proposal. At the 1989 and 1990 annual meetings management was unable to garner enough support to enact changes it wanted in the Company's corporate governance structure. Taken together all of these votes seem to demonstrate consistent shareholder opposition to anti-takeover initiatives proposed or enacted by management. We believe this is the reason Wellman management refuses to agree to a binding vote on the poison pill issue.

     In light of what can at best be described as the debatable economic benefit of our share rights and the undeniably undemocratic way in which they were assigned to shareholders, we believe these rights should be either redeemed or voted on.

     We urge shareholders to vote FOR this resolution.

                              BOARD RECOMMENDATION

     THE BOARD STRONGLY OPPOSES THE UNION PROPOSAL AND RECOMMENDS A VOTE AGAINST IT. AT THE 1996 ANNUAL MEETING, ONLY 45% OF THE OUTSTANDING SHARES WERE VOTED IN FAVOR OF THIS RESOLUTION.

     The Corporation's Stockholder Rights Plan (the "Plan") is designed to provide your Board with the ability to take what the Board believes are the most effective steps to protect and maximize the value of your investment in the Corporation. Under Delaware law, the Board has a fiduciary responsibility to undertake this task and accordingly has a duty to oppose unfair takeover offers. The Delaware Supreme Court has held that adoption of a rights plan is a valid exercise of a Board's business judgment when the rights plan is adopted to help the Board better fulfill its fiduciary duties. Federal and state courts interpreting Delaware law have repeatedly validated the use of rights plans during actual takeover contests as a useful and legitimate tool available to directors in fulfilling their fiduciary duties. Over 1,600 publicly-held companies have adopted stockholder rights plans.

     The Board believes that the Plan preserves and protects value for all stockholders of the Corporation. The Plan enables the Board of Directors to respond in an orderly and considered manner to an unsolicited bid. It puts the Board in a better position to defend against unfair offers, such as coercive, partial or two-tiered bids and stock accumulation programs in which all stockholders do not share in the premium associated with a change in control. The Plan positions the Board to negotiate a higher price for the stockholders, from the original bidder or a third party, when the sale of the Corporation is considered to be in the best interests of the Corporation and its stockholders. The Plan also permits the Board to deal more effectively with "greenmail" transactions where an acquiring person seeks a large short-term profit at the expense of the Corporation and its stockholders.

     It is important to note that the Plan is not intended to prevent a bidder from making a tender offer for the Corporation and it will not do so. The basic objective of the Plan is to encourage prospective acquirors to negotiate with the Board of Directors. The Board's ability to negotiate with a potential acquiror on behalf of all stockholders is significantly greater than that of the stockholders individually.

     The Plan also gives the Board a greater period of time within which it can properly evaluate the proposed offer. This additional time is important because hostile bidders frequently rely on the twenty business day offering period to "stampede" stockholders into accepting their offer at an unfair price. The 1986 study by the Office of the Chief Economist of the U.S. Securities and Exchange Commission, which is referred to in ACTWU's Supporting Statement, noted that of thirteen companies that were acquired, each with a rights plan, all received bids that were superior to those offered initially.

     A March 1988 study by Georgeson & Co., a major proxy solicitor, found that companies with rights plans received premiums which were on average 69% higher in takeover contests than the premiums received by companies without such plans. Even though a bidder may offer a premium over the current market price of the target company's stock, that premium does not necessarily recognize the inherent value of the target company. The bidder, of course, can be expected to act in its own self interest; in other words, to try to acquire the target company as cheaply as possible and to pressure stockholders into selling. The Plan provides, in the Board's opinion, valuable stockholder protection against that happening.

     ACTWU suggests that the Plan may have a negative effect on the trading value of the Corporation's stock. However, there is no evidence that the adoption of the Plan has depressed the Corporation's stock price.

     The Board's overriding objective in adopting the Plan was to preserve the Corporation's long-term value for the benefit of all of its stockholders. The Board believes there is strong empirical evidence that such plans better position the Board to negotiate the most attractive and fair price for all stockholders.

     The Board believes that the proper time to consider redemption of the rights issued under the Plan is when a specific offer is made to acquire the Corporation's stock. Redemption of the rights prior to that time would be premature and would remove any incentive for a potential acquiror to negotiate with the Board so that the stockholders are treated fairly.

     The true test of the benefits of the Plan is how it is used in practice. The question of a stockholder vote on the Plan misses the point. The real issue is whether the Corporation's stockholders trust the Board to utilize this tool properly if and when the need arises. This Board will, as fiduciaries, properly consider the interest of all stockholders if there is ever such an offer.

     For the above reasons, the Board recommends that the shareholders vote AGAINST the adoption of the Union Proposal.

     The affirmative vote of a majority of the total quorum (as such term is defined in Section 2.11 of the Corporation's by-laws) is necessary to adopt the Union Proposal. Unless otherwise indicated, the persons named on the proxy will vote all proxies AGAINST the Union Proposal.

                                 OTHER MATTERS

     Management does not know of any matters which will be brought before the Annual Meeting other than those specified in the notice thereof. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the form of proxy, or their substitutes acting thereunder, will vote therein in accordance with their best judgment.

                              FINANCIAL STATEMENTS

     The financial statements of the Corporation are contained in the 1996 Annual Report to Stockholders, which has been provided to the stockholders concurrently herewith. Such report and the financial statements contained therein are not to be considered as a part of this soliciting material.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Under the regulations of the Securities and Exchange Commission, a record or beneficial owner of shares of the Corporation's Common Stock may submit proposals on proper subjects for action at the 1998 Annual Meeting of Stockholders of the Corporation. All such proposals must be mailed to the Corporation at 1040 Broad Street, Suite 302, Shrewsbury, New Jersey 07702 and must be received at that address on or before December 16, 1997, in order to be included in the Corporation's proxy relating to the 1998 Annual Meeting.

                       EXPENSE OF SOLICITATION OF PROXIES

     All the expenses of preparing, assembling, printing and mailing the material used in the solicitation of proxies by the Board will be paid by the Corporation. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Corporation may solicit proxies on behalf of the Board by telephone, telegram or personal interview, the expenses of which will be borne by the Corporation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at the expense of the Corporation. The Corporation has retained Continental Stock Transfer & Trust Company to assist in this solicitation at an estimated cost of $3,000 which will be borne by the Corporation.

                                            By order of the Board of Directors,

                                            DAVID K. DUFFELL
                                            Secretary
New York, New York
April 15, 1997

                                 WELLMAN, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               OF THE CORPORATION FOR ANNUAL MEETING MAY 20, 1997

    The undersigned hereby appoints THOMAS M. DUFF, CLIFFORD J. CHRISTENSON and DAVID K. DUFFELL, or any one or more of them, attorneys, with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the Common Stock of the Undersigned in Wellman, Inc. at the Annual Meeting of its Stockholders to be held May 20, 1997 or at any adjournment thereof.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES TO VOTE FOR PROPOSALS 1, 2 AND 3.
    1. Election of Directors:
                   FOR all nominees (except as
                 marked to the contrary below) [ ]

             JAMES B. BAKER C. WILLIAM BECKWITH CLIFFORD J. CHRISTENSON PETER H. CONZE ALLAN R. DRAGONE THOMAS M. DUFF
          RICHARD F. HEITMILLER JONATHAN M. NELSON JAMES E. ROGERS RAYMOND C. TOWER ROGER A. VANDENBERG

      (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE
                    WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

    2. Proposal to ratify the adoption of the Wellman, Inc. 1997 Stock Option Plan.
                 FOR [ ]                 AGAINST [ ]                 ABSTAIN [ ]

    3. Proposal to ratify the selection of Ernst & Young LLP as independent auditors of the Corporation for the fiscal year ending December 31, 1997.
                 FOR [ ]                 AGAINST [ ]                 ABSTAIN [ ]

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES TO VOTE AGAINST PROPOSAL 4.

    4. Stockholder proposal to recommend redemption of shareholder rights issued August 6, 1991 unless approved by affirmative vote of the majority of outstanding shares.
                 FOR [ ]                 AGAINST [ ]                 ABSTAIN [ ]

                          (Continued from other side)

    5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

          YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

          THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSAL 4.

                                                     Dated: .............., 1997

                                                     ...........................

                                                     ...........................
                                                            SIGNATURE(S)

       NOTE: JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

                                                     PLEASE SIGN EXACTLY AS NAME
                                    APPEARS HEREON.
                                                           WITHHOLD AUTHORITY to
                                                                            vote
                                                         for all nominees listed
                                                                       below [ ]